Exhibit 99.1

For Further Information Contact
Eddie Northen (404) 888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS SECOND QUARTER AND SIX MONTHS 2017 FINANCIAL RESULTS

Company posts 45th consecutive quarter of improved revenue and earnings

ATLANTA, GEORGIA, July 26, 2017: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported unaudited financial results for its second quarter and six months ended June 30, 2017.

The Company recorded second quarter revenues of $433.6 million, an increase of 5.5% over the prior year’s second quarter revenue of $411.1 million. Rollins’ net income increased 12.4% to $53.7 million or $0.25 per diluted share for the second quarter ended June 30, 2017, compared to $47.8 million or $0.22 per diluted share for the same period in 2016.

Rollins’ revenues rose 5.9% for the first six months of 2017 to $808.8 million compared to $763.9 million for the prior year. Net income for the first six months of 2017 was $94.0 million, an increase of 17.9%, or $0.43 per diluted share compared to $79.7 million or $0.36 per diluted share for the same period last year.

Commenting on the Company’s financial results, Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “This quarter reflects a record performance in revenue and profits. Our revenue growth reflects contributions from all of our businesses. As you would expect, we are pleased with the results from our operational initiatives and their impact on customer and employee retention, as well as the bottom line.”

Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Rollins Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2016.

ROL-Fin

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At June 30, (unaudited)	2017	2016
ASSETS
Cash and cash equivalents	$194,837	$126,465
Trade accounts receivables, net	101,229	96,959
Financed receivables, net	16,834	15,263
Materials and supplies	15,507	14,635
Other current assets	33,219	33,265
Total Current Assets	361,626	286,587
Equipment and property, net	131,443	133,519
Goodwill	258,263	254,001
Customer contracts and other intangible assets, net	156,997	164,604
Deferred income taxes, net	34,203	34,403
Financed receivables, long-term, net	19,467	16,617
Other assets	18,527	15,870
Total Assets	$980,526	$905,601
LIABILITIES
Accounts payable	$33,777	$27,628
Accrued insurance, current	27,118	25,636
Accrued compensation and related liabilities	72,013	71,564
Unearned revenue	112,973	109,733
Other current liabilities	41,216	36,738
Total Current Liabilities	287,097	271,299
Accrued insurance, less current portion	33,144	31,333
Accrued pension	2,132	9,459
Long-term accrued liabilities	40,691	35,190
Total Liabilities	363,064	347,281
STOCKHOLDERS’ EQUITY
Common stock	217,991	218,300
Retained earnings and other equity	399,471	340,020
Total stockholders’ equity	617,462	558,320
Total Liabilities and Stockholders’ Equity	$980,526	$905,601

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
REVENUES
Customer services	$433,555	$411,133	$808,802	$763,869
COSTS AND EXPENSES
Cost of services provided	204,480	195,943	393,643	373,745
Depreciation and amortization	13,547	12,350	27,317	23,990
Sales, general and administrative	129,667	126,545	244,821	238,800
Gain on sale of assets, net	(88)	(579)	(113)	(668)
Interest income, net	(190)	(88)	(263)	(138)
	347,416	334,171	665,405	635,729
INCOME BEFORE INCOME TAXES	86,139	76,962	143,397	128,140
PROVISION FOR INCOME TAXES	32,450	29,179	49,438	48,429
NET INCOME	$53,689	$47,783	$93,959	$79,711

NET INCOME PER SHARE - BASIC AND DILUTED	$0.25	$0.22	$0.43	$0.36

Weighted average shares outstanding - basic and diluted	218,002	218,437	217,987	218,562

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Second Quarter 2017 results on

Wednesday, July 26, 2017 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-397-0298 domestic;

719-325-4810 international
at least 5 minutes before start time.

REPLAY: available through August 2, 2017

Please dial 888-203-1112/719-457-0820, Passcode: 4118006

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.viavid.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com